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                                                                     EXHIBIT 4.6

                          COMPANY AFFILIATE AGREEMENT
                           (Series C Preferred Stock)

     AGREEMENT (hereinafter referred to as the "Agreement") entered into as of January 6, 1997, between VTEL Corporation, a Delaware corporation (hereinafter referred to as the "Acquiror"), Compression Labs, Incorporated, a Delaware corporation (the "Company"), and the undersigned stockholders (the "Stockholders") of the Company.

                              W I T N E S S E T H:

     WHEREAS, the Acquiror, the Company and VTEL-Sub, Inc., a Delaware corporation (hereinafter referred to as the "Subsidiary"), propose to enter, or have entered into an Agreement and Plan of Merger and Reorganization expected to be dated, or dated January 6, 1997 (hereinafter referred to as the "Merger Agreement"), pursuant to which the Subsidiary, which is wholly-owned by the Acquiror, will be merged into the Company (the "Merger") and the Company will become a wholly-owned subsidiary of the Acquiror;

     WHEREAS, upon the consummation of the Merger and in connection therewith, the Stockholders will become the owners of shares of Common Stock of Acquiror (hereinafter referred to as the "Acquiror Shares"); and

     WHEREAS, it is intended that the transactions contemplated by the Merger Agreement will be treated as a "pooling of interests" in accordance with generally accepted accounting principles and the applicable General Rules and Regulations published by the Securities and Exchange Commission (the "Commission").

     NOW, THEREFORE, in consideration of the promises and the mutual agreements, provisions and covenants set forth in the Merger Agreement, and hereinafter in this Agreement, it is hereby agreed as follows:

     1.   Each of the Stockholders hereby severally agree that:

          (a) It may be deemed to be an "affiliate" of the Company within the meaning of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and Accounting Series Release No. 130, as amended, of the Commission.

          (b) It will not surrender for conversion or otherwise attempt to convert any shares of the Company's Series C Preferred Stock (or any part thereof) into shares of common stock of the Company during the period commencing on the date hereof through the Effective Time, as defined in the Merger Agreement, of the Merger.

          (c) It will not sell, contract to sell or otherwise agree to sell or otherwise transfer any capital stock of the Company or any part thereof or any Acquiror Shares or any part thereof or otherwise reduce its risk relative to any of such shares of capital stock of the Company or any Acquiror Shares until such time after the Effective Time, as defined in the Merger Agreement, of the
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Merger as financial results covering at least thirty (30) days of the post-
Effective Time combined operations of Acquiror and the Company have been, within the meaning of said Accounting Series Release No. 130, as amended, filed by the Acquiror with the Commission in the Current Report on Form 8-K called for by
Section 2(a) hereof; provided, however, the foregoing shall not restrict any such holder from engaging in any sale, transfer, exchange or hedging transactions with respect to such shares effected at least sixty (60) days prior to the Effective Time, unless the Acquiror shall determine that any sale, transfer, exchange or hedge transaction within such sixty (60) day period preceding the Effective Time would not cause the Merger to be subject to any accounting treatment other than pooling of interests accounting treatment and the Acquiror shall consent thereto in a writing delivered to the Stockholders; provided, further, the Stockholders agree that they will not sell, transfer or exchange any such shares that they might otherwise be permitted to sell, transfer or exchange pursuant to the preceding proviso unless the Acquiror is notified in writing of such sale, transfer or exchange and the transferor Stockholder shall have caused the transferee to assume and be bound by the restrictions and agreements contained herein pursuant to a written instrument, in form and substance reasonably satisfactory to the Acquiror and the Company, delivered to the Acquiror and the Company prior to effecting such sale, transfer or exchange, notwithstanding anything in the preceding proviso to the contrary.

          (d) It agrees to the provisions of the Merger Agreement providing for the conversion of each share of Series C Preferred Stock into the right to receive 3.15 Acquiror Shares (subject to adjustments for stock splits, recapitalizations and other events specified in the Merger Agreement) in accordance with and pursuant to the Series C Preferred Stock Conversion Ratio, as therein defined (which Series C Conversion Ratio may not be amended without the written consent of the Stockholders), and irrevocably agrees to vote all shares of Series C Preferred Stock and common stock of the Company held by the undersigned at the special meeting of the Company's stockholders called to consider and to vote all such shares for the approval of the Merger Agreement and the Merger.

          (e) It hereby waives and relinquishes its right of first refusal to purchase shares of common stock of the Company set forth in Section 3.18 of the Convertible Preferred Stock Purchase Agreement, dated as of October 24, 1996, between the Company, Infinity Investors, Ltd. and Seacrest Capital Limited and waives any violation or breach thereof arising by virtue of the execution, delivery and performance of the Stock Option Agreement by the Company pursuant to the Merger Agreement, affording the Acquiror the option to purchase up to 3,120,500 shares of the Company's Common Stock, and/or by virtue of the exercise by the Acquiror of any rights therein granted (provided, however, such waiver and relinquishment shall apply solely to the execution, delivery and performance of the Stock Option Agreement and the exercise of the rights therein granted, and shall not extend to any other transaction entered into by the Company subsequent thereto with respect to which such right is applicable).

          (f) Subject in any event to paragraph (c) of this Section 1, it agrees not to offer, sell, pledge, transfer or otherwise dispose of any of the Acquiror Shares unless at that time either:

               (i) such transaction shall be permitted pursuant to the provisions of Rule 145(d) under the Securities Act;
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               (ii) counsel representing the applicable Stockholder,
satisfactory to the Acquiror, shall have advised the Acquiror in a written opinion letter satisfactory to the Acquiror and the Acquiror's counsel and upon which the Acquiror and its counsel may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition;

               (iii) a registration statement under the Securities Act covering the Acquiror Shares proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus under the Securities Act, shall be effective under the Securities Act; or

               (iv) an authorized representative of the Commission shall have rendered written advice to the applicable Stockholder (sought by such Stockholder or counsel to such Stockholder, with a copy thereof and of all other related communications delivered to the Acquiror) to the effect that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take action, with respect to the proposed sale, transfer or other disposition if consummated.

          (g) (1) Until the financial results described in paragraph (c) of this Section 1 have been filed or published as described therein, and until a public sale of the Acquiror Shares represented by such certificate has been made in compliance with one of the alternative conditions set forth in the subparagraphs of paragraph (f) of this Section 1, all certificates representing the Acquiror Shares deliverable to the Stockholders pursuant to the Merger Agreement and in connection with the Merger and any certificates subsequently issued with respect thereto or in substitution therefor shall bear a legend substantially as follows:

          "The shares represented by this certificate may not be offered, sold, pledged, transferred or otherwise disposed of except in accordance with paragraph (d) of Rule 145 promulgated by the Securities and Exchange Commission, and the other conditions specified in the Company Affiliate Agreement dated as of January 6, 1997, between VTEL Corporation, the Company and the registered holder, a copy of which Company Affiliate Agreement may be inspected by the holder of this certificate at the offices of VTEL Corporation or VTEL Corporation will furnish a copy thereof to the holder of this certificate upon written request and without charge."

Acquiror, at its discretion, may cause stop transfer orders to be placed with its transfer agent(s) with respect to the certificates for the Acquiror Shares but not as to the certificates for any part of the Acquiror Shares as to which said legend is no longer appropriate as hereinabove provided.

     (2) Notwithstanding paragraph (g)(1) of this Section 1, at any time after the financial results described in paragraph (c) of this Section 1 have been filed or published as described therein, any or all certificates representing the Acquiror Shares shall, at the written request of such Stockholder and upon surrender of such certificates to the transfer agent for Acquiror Shares, be replaced by stock certificates representing the Acquiror Shares bearing only the following legend:
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          "The shares represented by this certificate may not be offered, sold, pledged, transferred or otherwise disposed of except in compliance with paragraph (d) of Rule 145 promulgated by the Securities and Exchange Commission."

The reference in the foregoing legend to Rule 145 shall not preclude, however, the alternative of a transaction in compliance with subparagraphs (ii), (iii) or
(iv) of paragraph (f) of this Section 1. Acquiror shall, or shall cause its counsel to, promptly deliver to Acquiror's transfer agent customary letters or opinion letters necessary to authorize such transfer agent to deliver certificates without restrictive legend to a purchaser of Acquiror Shares sold by a Stockholder in compliance with Rule 144 and Rule 145 upon receipt of written request from a Stockholder of such sale(s).

          (h) Each Stockholder will observe and comply with the Securities Act and the General Rules and Regulations thereunder, as now in effect and as from time to time amended and including those hereafter enacted or promulgated, in connection with any offer, sale, pledge or transfer or other disposition of the Acquiror Shares or any part thereof.

     2. Acquiror covenants and agrees with each of the Stockholders as follows:

          (a) As soon as practicable following the expiration of the first full calendar month that commences after the Effective Time of the Merger (but in any event no later than the end of the fourteenth day following the expiration of the first full calendar month commencing after the Effective Time of the Merger), the Acquiror will file a Current Report on Form 8-K which includes combined sales and net income of the Company and the Acquiror.

          (b) As soon as practicable after the financial results described in paragraph (c) of Section 1 have been filed as described in paragraph (a) of this
Section 2, the Acquiror, at its expense, shall file a Form S-3 registration statement registering for public sale the Acquiror Shares acquired in the Merger by the Stockholders and the Acquiror Shares issuable upon exercise of the Series C Preferred Stock Warrants, as that term is defined in the Merger Agreement, and shall use its best efforts to cause such registration to become effective within forty-five (45) days after the filing of the financial results described in paragraph (c) of Section 1 as described in paragraph (a) of this Section 2, and to remain effective for a period of not less than three years (unless prior to the expiration of such three year period, all of the Series C Preferred Stock Warrants are exercised, in which case the registration statement shall not be required to remain effective so long as one year has elapsed from the date of the filing of such registration statement); provided, however, that at such time that none of the Series C Preferred Warrants remain outstanding, Acquiror shall not be obligated to maintain the effectiveness of any registration statement filed pursuant to this paragraph 2 if either (i) the combined holdings of Acquiror Shares held by the Stockholders represent less than 2% of the total issued and outstanding Acquiror Shares, or (ii) if the volume restrictions under Rule 145 would not materially impair the ability of the Stockholders to sell such shares in the public market in reliance upon Rule 145 during a period not exceeding thirty (30) days. The Acquiror and the Stockholders shall in good faith negotiate a mutually acceptable agreement governing the registration rights herein granted prior to the Effective Time, containing terms and conditions customary for contractual shelf registrations such as this, and taking into account customary shelf registration procedures, covenants and indemnities, but excluding any required registrations other than as contained in this Section and excluding piggyback registrations. Pending the occurrence of the Effective Time, the Stockholders agree not to assert any claims against the Company for liquidated damages under Section 6 of that Registration Rights Agreement, dated as of October 24, 1996 among the Company and the Stockholders (the "Registration Rights Agreement"), and at the Effective Time, the Registration Rights Agreement shall terminate and be of no further force or effect and neither the Company nor the Acquiror shall be liable for liquidated or other damages thereunder, all of which claims shall be waived as of the Effective Time; provided, if the Merger Agreement shall be terminated, the Registration Rights Agreement shall continue in full force and effect and thereafter the Stockholders may assert such claims for liquidated damages as may be permitted by such Registration Rights Agreement.

     3. The Company covenants and agrees with each of the Stockholders that if the Merger Agreement is terminated for any reason whatsoever, it will pay to the Stockholders a flat expense reimbursement fee of $400,000 (allocated among the Stockholders in such manner as directed by the Stockholders in writing to the Company), payable at the sole discretion of the Company in either cash or common stock of the Company (in the case of common stock of the Company, based on the average closing sale price of the Company's common stock as reported by Bloomberg LP on the NASDAQ Stock Market for the five business days preceding the date that such fee shall become due); provided, however, if the Merger, as defined in the Merger Agreement, is consummated, no fee shall be due or owing to the Stockholders by the Company. The Stockholders confirm that Acquiror shall have no liability or obligation whatsoever with respect to such fee, and that there are no other fees or payments that are or will become due to the Stockholders from the Company or Acquiror in connection with or relating to the Stockholders' execution, delivery and performance of this Agreement. The Company further agrees that (unless the fee set forth above has otherwise been paid upon a prior termination of the Merger Agreement) upon the occurrence of the Expiration Date, it will deposit the $400,000 fee into an escrow account with an escrow depository reasonably acceptable to the Stockholders to be held by the escrow depository and disbursed to (i) the Stockholders if the Merger Agreement is terminated or (ii) to the Company upon occurrence of the Effective Time. The expense of such escrow shall be paid by the Company.

     4. From and after the Effective Time of the Merger and for so long as necessary in order to permit the Stockholders to sell the Acquiror Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Acquiror will use its best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, referred to in paragraph (c)(1) of Rule 144 under the Securities Act (or, if applicable, Acquiror will use its best efforts to make publicly available the information regarding itself referred to in paragraph
(c)(2) of Rule 144) in order to permit the Stockholders to sell, pursuant to the terms and conditions of Rule 145 and the applicable provisions of Rule 144, the Acquiror Shares.

     5. Each of the Stockholders severally agrees that it will not perfect any dissenter's appraisal rights under the Delaware General Corporation Law.

     6. The provisions of this Agreement may be terminated from and after the Expiration Date (as hereinafter defined) by written notice given by the Stockholders to Acquiror and the Company if the Effective Time of the Merger shall not have occurred on or prior to the Expiration Date; provided, however if the Effective Time shall have occurred on or prior to the Expiration Date,
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then this Agreement shall continue in full force and effect notwithstanding any such notice given by the Stockholders. As used herein, the term "Expiration Date" shall mean June 30, 1997; provided, however, if the Effective Time shall not have occurred on or prior to June 30, 1997 due to any action or inaction of any Governmental Entity (as defined in the Merger Agreement) [including, but not limited to, the failure of the Commission to declare the Acquiror's Registration Statement on Form S-4 relating to the Merger effective (as long as the initial filing of such Registration Statement shall be made by March 31, 1997) or the failure of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to be terminated (so long as the initial filing thereof shall be made by March 31, 1997)], the Expiration Date shall automatically be extended to such later date as is necessary to permit the Effective Time to occur prior to the occurrence of the Expiration Date (which extension shall include sufficient time to permit the occurrence of the special meetings of the stockholders of the Acquiror and the Company as contemplated by the Merger Agreement), in which case this Agreement shall continue in full force and effect; provided further, that if the Effective Time shall not have occurred by September 30, 1997, then this Agreement may thereafter be terminated upon written notice by the Stockholders to the Acquiror and the Company, whereupon delivery of such notice this Agreement shall be of no further force or effect, notwithstanding anything herein to the contrary.

     7. Each Stockholder represents that it knows of no plan (written or oral) pursuant to which the stockholders of the Company intend to sell or otherwise dispose of any Acquiror Shares to be received by them pursuant to the Merger Agreement which would reduce the holdings of such Acquiror Shares to an amount having in the aggregate a value at the time of the Merger of less than 50% of all Common Stock of the Company outstanding prior to the Merger.

     8. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing.

     9. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or (except where receipt thereof is specifically required for purposes of this Agreement) mailed by registered or certified mail, postage prepaid, as follows:

     If to a Stockholder, at the address set forth below such Stockholder's signature at the end hereof.

     If to Acquiror:

     To:                            Copies to:

     VTEL Corporation               Jenkens & Gilchrist
     108 Wild Basin Road            1445 Ross Avenue, Suite 3200
     Austin, Texas 78746            Dallas, Texas  75202
                                    Attn:  L. Steven Leshin, Esq.
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     If to the Company:

     To:                               Copies to:

     Compression Labs, Incorporated    Shearman & Sterling
     350 East Plumeria Drive           555 California Street
     San Jose, CA 85134                San Francisco, CA 94104
                                       Attn: Michael J. Kennedy

or to such other address as any party hereto or any Stockholder may designate for itself by notice given as herein provided

     10. For the convenience of the parties hereto this Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns.

     11. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware.

     12. If a court of competent jurisdiction determines that any provision of this Agreement is unenforceable or enforceable only if limited in time and/or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                              Stockholders:

                              INFINITY INVESTORS LIMITED

                              By:   HW Finance Partners, L.P.,
                                    Investment Advisor

                                    By:  HW Finance, L.L.C.,
                                         its General Partner

                                         By:  /s/ Clark K. Hunt
                                              -------------------------------
                                              Clark K. Hunt, Vice President
                                              and a Manager

                              27 Wellington Road
                              Cork, Ireland

                                    With copies to:
                                    HW Finance Partners, L.P.
                                    4000 Thanksgiving Tower
                                    1601 Elm Street
                                    Dallas, Texas  75201

                                    and

                                    Victor Zanetti, Esq.
                                    Arter & Hadden
                                    1717 Main Street, Suite 4100
                                    Dallas, Texas  75201

                              SEACREST CAPITAL LIMITED

                              By:   Sandera Capital Management, L.P.,
                                    Investment Advisor

                                    By:  Sandera Capital, L.L.C.,
                                         its General Partner


                                         By:  /s/ Clark K. Hunt
                                              -------------------------------
                                              Clark K. Hunt, Vice President
                                              and a Manager

                              27 Wellington Road
                              Cork, Ireland

                                    With copies to:
                                    HW Finance Partners, L.P.
                                    4000 Thanksgiving Tower
                                    1601 Elm Street
                                    Dallas, Texas  75201

                                    and

                                    Victor Zanetti, Esq.
                                    Arter & Hadden
                                    1717 Main Street, Suite 4100
                                    Dallas, Texas  75201


                              Accepted and agreed to as of
                              ______________, 1997.

                              Acquiror:


                              VTEL CORPORATION

                              By:   /s/ Rodney S. Bond
                                    -----------------------------------------
                                    Rodney S. Bond, Vice President

                              The Company:

                              COMPRESSION LABS, INCORPORATED

                              By:   /s/ Gary Trimm
                                    -----------------------------------------
                              Name:
                                    -----------------------------------------
                              Title:
                                    -----------------------------------------